EXHIBIT 10(j)(1)
American Electric Power Company, Inc.
Retainer Deferral Plan
For Non-Employee Directors
(As Amended February 9, 2007)

This document amends and restates effective as of the date executed, the American Electric Power Company, Inc. Retainer Deferral Plan For Non-Employee Directors (the “Plan”), which was most recently was restated effective January 1, 2005 by means of a plan document dated March 10, 2005.

Article 1
Purpose

The purposes of the Plan are to enable the Company to attract and retain qualified persons to serve as Non-Employee Directors and to provide Non-Employee Directors with an opportunity to defer some or all of their Retainer and, effective commencing January 1, 2008, all of each type of Retainer Supplement as a means of saving for retirement or other purposes.

Article 2
Effective Date

The Plan was initially effective as of January 1, 1997. The changes made by this amendment and restatement of the Plan were approved by the Board at its meeting held on January 24, 2007 and generally take effect January 1, 2008, although implementation of these changes shall commence prior to January 1, 2008.

Article 3
Definitions

Whenever used in the Plan, the following terms shall have the respective meanings set forth below:

3.1
“Account” means, with respect to each Participant, the Participant’s separate individual memo account established and maintained for the exclusive purpose of accounting for the Participant’s deferred Retainers and Retainer Supplements. The portion of the Account attributable to Retainers earned prior to January 1, 2005 (which has been accrued in terms of Stock Units) shall be referred to as the Participant’s “Pre-2005 Account.” The portion of the Account attributable to Retainers earned after January 1, 2005 and Retainer Supplements earned on and after January 1, 2008 shall be referred to as the Participant’s “Post-2004 Account.”

3.2
“Beneficiary” means, with respect to each Participant, the recipient or recipients designated by the Participant who are, upon the Participant’s death, entitled in accordance with the Plan’s terms to receive the benefits to be paid with respect to the Participant.

3.3	“Board” means the Board of Directors of the Company.

3.4	“Change in Control” means a change in control of the Company as provided under Section 409A(a)(2)(A)(v) of the Code.

3.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

3.6	“Committee” means the Committee on Directors and Corporate Governance of the Board.

3.7	“Common Stock” means the common stock, $6.50 par value, of the Company.

3.8	“Company” means American Electric Power Company, Inc., a New York corporation, and any successor thereto.

3.9
“Contributions” means contributions made by the Participant pursuant to an executed Retainer Deferral Agreement attributable to Retainers earned on or after January 1, 2005 and Retainer Supplements earned on or after January 1, 2008.

3.10	“Director” means an individual who is a member of the Board.

3.11	“First Date Available” means the date of the Participant’s Termination.

3.12	“Fund” means the investment options made available to participants in the American Electric Power System Incentive Compensation Deferral Plan, as revised from time to time.

3.13	“Investment Income” means the earnings, gains and losses that would be attributable to the investment of such Contributions in a Fund or Funds.

3.14
“Market Value” means the closing price of the Common Stock, as published in The Wall Street Journal report of the New York Stock Exchange - Composite Transactions on the date in question or, if the Common Stock shall not have been traded on such date or if the New York Stock Exchange is closed on such date, then the first day prior thereto on which the Common Stock was so traded.

3.15	“Non-Employee Director” means any person who serves on the Board and who is not an officer of the Company or employee of its Subsidiaries.

3.16	“Participant” means any Non-Employee Director who has made an election to defer payment of all or a portion of such person’s Retainer or Retainer Supplements in accordance with the terms of this Plan.

3.17	“Plan Year” means the twelve-month period commencing each January 1 and ending December 31.

3.18
“Retainer” means the designated annual cash retainer, currently paid quarterly, for Non-Employee Directors established from time to time by the Board as annual compensation for services rendered, exclusive of compensation for service as a member of any committee designated by the Board or in connection with any meeting of the Board or special assignment, and exclusive of reimbursements for expenses incurred in performance of service as a Director, and excluding particularly all Retainer Supplements and amounts representing per diems or reimbursements for expenses.

3.19
“Retainer Deferral Agreement” means a written election signed by the Participant and submitted to the Company by which the Participant irrevocably elects in accordance with the terms of this Plan to reduce his or her Retainer or Retainer Supplements for the Plan Year and to have the Company treat the amount of the reduction as a Contribution to this Plan.

3.20
“Retainer Supplements” means the amounts other than the Retainer, currently paid quarterly, for Non-Employee Directors established from time to time by the Board for serving as a committee member, for serving as the chair of a committee, for serving as the presiding director or as a per diem to compensate a Non-Employee Director for special additional services beyond those contemplated by the Retainer, but excluding amounts representing reimbursements for expenses.

3.21
“Stock Unit” means a measure of value, expressed as a share of Common Stock, credited to a Participant under this Plan. No certificates shall be issued with respect to such Stock Units, but the Company shall maintain a bookkeeping Account in the name of the Participant to which the Stock Units shall relate.

3.22
“Subsidiary” means any corporation in which the Company owns directly or indirectly through its Subsidiaries, at least 50 percent of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least 50 percent of the combined equity thereof.

3.23	“Termination” means termination of services as a Director for any reason.

Article 4
Election to Defer Retainer

4.1	Election

(a)
On or before December 31 of any year, a Non-Employee Director may elect, by filing with the Company a Retainer Deferral Agreement, to defer receipt of all or a specified portion of the Director’s Retainer or, effective commencing with the Plan Year beginning January 1, 2008, to defer receipt of all of each type of Retainer Supplement payable for subsequent Plan Years, beginning with the Plan Year that begins after the date of such election.

(b)
Notwithstanding the provisions of paragraph (a), a Non-Employee Director elected to fill a vacancy on the Company’s Board and who was not a Director on the last day of the preceding Plan Year, or whose term of office did not begin until after that date, may file a Retainer Deferral Agreement, to defer receipt of all or a specified portion of the Director’s Retainer or, effective commencing with the Plan Year beginning January 1, 2008, to defer receipt of all of each type of Retainer Supplement, payable for the remainder of such Plan Year, provided such Retainer Deferral Agreement is filed within 30 days after the beginning of his or her term of office and shall apply only to such portion of the Retainer and Retainer Supplements as relates to services to be performed, and as would not otherwise become payable until, after the date such Retainer Deferral Agreement is filed.

(c)
An election made pursuant to a Retainer Deferral Agreement filed in accordance with this Section 4.1 shall defer the Director’s receipt of payment to a date or dates on or after the Director’s Termination as specified in the distribution election submitted in accordance with Article 7.

4.2	Revocation of Election

An effective election pursuant to Section 4.1 may not be revoked or modified (except as otherwise stated herein) with respect to the Retainer and Retainer Supplements payable for a Plan Year or portion of a Plan Year for which such election is effective. An effective election may be terminated or modified for any subsequent Plan Year by the filing of an election, on or before the last day of the preceding Plan Year for which such modification or termination is to be effective.

4.3	Retainer Deferral Election

(a)
Pre-2005 Deferrals. When a Participant effectively elected to defer all or a portion of the Participant’s Retainer earned prior to January 1, 2005, such deferral was effectuated in Stock Units. The number of whole and fractional Stock Units were computed to three decimal places and credited to the Participant’s Pre-2005 Account on the date the deferred Retainer would otherwise have been payable to the Participant, based on an amount equal to the dollar amount of the deferred Retainer which otherwise would have been payable to the Participant divided by the Market Value on such date.

(b)
Post-2004 Deferrals. When a Participant effectively elects to defer all or a portion of the Participant’s Retainer earned on or after January 1, 2005 and, effective commencing January 1, 2008, some or all of the Participant’s Retainer Supplements, such deferral shall be credited to the Participant’s Post-2004 Account as of the date the Retainer or Retainer Supplements, as appropriate, otherwise would have been paid to such Participant.

Article 5
Dividends and Adjustments to Pre-2005 Account

5.1	Reinvestment of Dividends

On each dividend payment date with respect to the Common Stock, the Pre-2005 Account of a Participant, with Stock Units held pursuant to Article 4, shall be credited with an additional number of whole and fractional Stock Units, computed to three decimal places, equal to the product of the dividend per share then payable, multiplied by the number of Stock Units then credited to such Pre-2005 Account, divided by the Market Value on the dividend payment date.

5.2	Adjustments

The number of Stock Units credited to a Participant’s Pre-2005 Account pursuant to Article 4 shall be appropriately adjusted for any change in the Common Stock by reason of any merger, reclassification, consolidation, recapitalization, stock dividend, stock split or any similar change affecting the Common Stock.

5.3	Conversion of Stock Units to AEP Stock Fund

Effective as of March 15, 2005, the Stock Units credited to a Participant’s Pre-2005 Account shall be converted into units in the Fund that determines its value and Investment Income primarily by reference to Common Stock (the “AEP Stock Fund”).

Article 6
Earnings of Post-2004 Account and Converted Pre-2005 Account

6.1	Investment of Contributions

Contributions added to a Participant’s Post-2004 Account shall be credited with earnings as if invested in the Funds selected by the Participant. To the extent the Participant fails to select Funds for the investment of Contributions under the Plan, the Participant shall be deemed to have selected the Fund that the Committee has designated as the Default Fund. The Participant may change the selected Funds by providing notification in accordance with the Plan’s procedures. Any change in the Funds selected by the Participant shall be implemented in accordance with the Plan’s procedures.

6.2	Changing Investments

A Participant may elect to transfer all or a portion of the amounts credited to the Participant’s Post-2004 Account and, after its conversion in accordance with Section 5.3, the Participant’s Pre-2005 Account from any Fund or Funds to any other Fund or Funds by providing notification in accordance with the Plan’s procedures. Such transfers between Funds may be made in any whole percentage or dollar amounts and shall be implemented in accordance with the Plan’s procedures.

6.3	Valuation of Account

The amount credited to each Participant's Post-2004 Account and, after its conversion in accordance with Section 5.3, the Participant’s Pre-2005 Account shall be determined daily based upon the fair market value of such Fund or Funds. The fair market value calculation for a Participant's Account shall be made after all Contributions, distributions, Investment Income and transfers for the day are recorded. A Participant’s Account, as adjusted from time to time, shall continue to be credited with Investment Income until the balance of the Account is zero and no additional Contributions are anticipated from such Participant by the Committee.

Article 7
Payment

7.1	Manner of Payment Upon Termination

(a)	All amounts credited to a Participant’s Account shall be paid to the Participant in accordance with the Participant’s effective election in one of the following forms

(i)	A single lump sum distribution
(A)	as of the First Date Available; or
(B)	as of the fifth anniversary of the First Date Available; or

(ii)	In five (5) annual installments commencing
(A)	as of the First Date Available; or
(B)	as of the fifth anniversary of the First Date Available; or

(iii)	In ten (10) annual installments commencing as of the First Date Available.

(b)	For this purpose, a Participant’s election under Section 7.1 shall not be effective unless all of the following requirements are satisfied.

(i)	The election is submitted to the Company in writing in a form determined by the Committee to be acceptable;

(ii)
The election is submitted timely. For purposes of this Section 7.1(b)(ii), a distribution election will be considered “timely” only if it satisfies the requirements of (A), (B) or (C), below, as may be applicable:

(A)
Within the applicable timeframes set forth in Section 4.1, but only if the distribution election is submitted in connection with the Participant’s initial Retainer Deferral Agreement under this Plan; or

(B)
During the 2005 Distribution Election Period, but only with regard to the first distribution election form submitted by such Participant during that period. For this purpose, the “2005 Distribution Election Period” shall such period during which Participant’s are given the opportunity to select among the options set forth in Section 7.1(a), provided that such period shall end no later than December 31, 2005 or, with respect to a particular Participant, such earlier date of such Participant’s Termination; or

(C)	At least one year prior to the date of the Participant’s Termination.

(iii)
Unless submitted under the terms and conditions described in Section 7.1(b)(ii)(A) or (B), the election makes a permissible change in the distribution option selected. A change in the distribution option will be considered permissible for purposes of the immediately preceding sentence only if the new distribution election selects an option that (A) results in the deferral of the first scheduled payment by at least 5 years and (B) does not result in the acceleration of any scheduled payment that would have been made under the distribution election that had been on file with respect to such Participant’s Account.

(c)
If a Participant fails to submit a distribution election that satisfies the requirements of this Section 7.1, the Participant’s Account shall be distributed in a single lump sum as of the First Date Available.

(d)
For purposes of this Section 7.1, the amount to be distributed to a Participant shall be based upon the value of the Participant’s Account determined as of the applicable distribution date (or, if that is not a business day, then as of the next business day thereafter) and shall be paid to such Participant as soon as administratively practicable thereafter.

7.2	Manner of Payment Upon Death

Notwithstanding the Participant’s election, if a Participant dies while amounts remain credited to the Participant’s Account, the balance of the Account will be paid in a lump sum in cash as soon as reasonably practicable after the date of the Participant’s death to the Beneficiary or the Participant’s estate, as the case may be.

7.3	Determination of Cash Payments Attributable to Stock Units

Any cash payments of Stock Units shall be calculated on the basis of the average of the Market Value of the Common Stock for the last 20 trading days prior to the Participant’s Termination, deferred distribution date, respective installment payment dates or the date of the Participant’s death, as the case may be.

Article 8
Beneficiary Designation

Each Participant shall be entitled to designate a Beneficiary or Beneficiaries (which may be an entity other than a natural person) who, following the Participant’s death, will be entitled to receive any payments to be made under Section 7.2. At any time, and from time to time, any designation may be changed or cancelled by the Participant without the consent of any Beneficiary. Any designation, change, or cancellation must be by written notice filed with the Company and shall not be effective until received by the Company. Payment shall be made in accordance with the last unrevoked written designation of Beneficiary that has been signed by the Participant and delivered by the Participant to the Company prior to the Participant’s death. If the Participant designates more than one Beneficiary, any payments under Section 7.2 to the Beneficiaries shall be made in equal shares unless the Participant has designated otherwise, in which case the payments shall be made in the proportions designated by the Participant. If no Beneficiary has been named by the Participant or if all Beneficiaries predecease the Participant, payment shall be made to the Participant’s estate.

Article 9
Transferability Restrictions

The Plan shall not in any manner be liable for, or subject to, the debts and liabilities of any Participant or Beneficiary. No payee may assign any payment due such party under the Plan. No benefits at any time payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind.

Article 10
Funding Policy

The Plan is an unfunded non-qualified deferred compensation plan and therefore the Contributions credited to a Participant's Account and the investment of those Contributions in Stock Units or the Fund or Funds selected by the Participant are memo accounts that represent general, unsecured liabilities of the Company payable exclusively out of the general assets of the Company. In the event that the Company becomes insolvent, the Participants shall be considered as general unsecured creditors of the Company. The Participant’s rights to benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge encumbrance, attachment or garnishment by creditors of any Participant or any beneficiary.

Article 11
Change in Control

Notwithstanding any provision of this Plan to the contrary, if a Change in Control of the Company occurs, each Participant’s Account will be paid in a lump sum in cash, to the Participant, not later than 15 days after the date of such Change in Control.

In addition, the Company shall reimburse a Participant for the legal fees and expenses incurred if the Participant is required to seek to obtain or enforce any right to distribution. Notwithstanding any provisions of this Plan to the contrary, the provisions of this Article may not be amended by an amendment effected within three years following a Change in Control.

Article 12
Administration

The Plan shall be administered by the Committee. The Committee shall have authority to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all Participants. The Committee may employ agents, attorneys, accountants, or other persons (who also may be employees of a Subsidiary) and allocate or delegate to them powers, rights and duties, all as the Committee may consider necessary or advisable to properly carry out the administration of the Plan.

Article 13
Amendment and Termination

By resolution duly adopted by the Board, the Company (or such person as may be designated in such resolution), shall have the right, authority and power to alter, amend, modify, revoke, or terminate the Plan; except as provided in Article 11. The Company specifically reserves the right to modify the terms and conditions of any election made pursuant to the Plan to the extent the Company determines it is permissible and necessary to cause such change to the elections to be consistent with the requirements imposed by the Code. Notwithstanding the foregoing provisions of this Article 13, no amendment or termination of the Plan or of any election shall adversely affect the rights of any Participant with respect to any amount then credited to such Participant’s Account, unless the Participant shall consent thereto in writing.

Article 14
Miscellaneous

14.1	No Right to Continue as a Director

Nothing in this Plan shall be construed as conferring upon a Participant any right to continue as a member of the Board.

14.2	No Interest as a Shareholder

Neither Stock Units nor amounts credited to the AEP Stock Fund give a Participant any rights whatsoever with respect to shares of Common Stock.

14.3	No Right to Corporate Assets

Nothing in this Plan shall be construed as giving the Participant, the Participant’s designated Beneficiaries or any other person any equity or interest of any kind in the assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company or any Subsidiary and any person. As to any claim for payments due under the provisions of the Plan, a Participant, Beneficiary and any other persons having a claim for payments shall be unsecured creditors of the Company.

14.4	Payment to Legal Representative for Participant

In the event the Committee shall find that a Participant is unable to care for his or her affairs because of illness or accident, the Committee may direct that any payment due the Participant be paid to the Participant’s duly appointed legal representative, and any such payment so made shall be a complete discharge of the liabilities of the Plan and the Company.

14.5	No Limit on Further Corporate Action

Nothing contained in the Plan shall be construed so as to prevent the Company or any Subsidiary from taking any corporate action which is deemed by the Company or any Subsidiary to be appropriate or in its best interest.

14.6	Governing Law

The Plan shall be construed and administered according to the laws of the State of New York to the extent that those laws are not preempted by the laws of the United States of America.

14.7	Headings

The headings of articles, sections, subsections, paragraphs or other parts of the Plan are for convenience of reference only and do not define, limit, construe, or otherwise affect its contents.

Signed this 9th day of February, 2007.

AMERICAN ELECTRIC POWER COMPANY, INC.

By  /s/ Jeffrey D. Cross
Jeffrey D. Cross, Assistant Secretary